Exhibit 21.1

List of the Registrant’s Subsidiaries

Moltopay Financial Ltd. (British Columbia, Canada)

Northeast Merchant Systems, Inc. (Massachusetts)

Charge Savvy LLC (Illinois)

Coyni, Inc. (Nevada)

Transact Europe Holdings OOD (Bulgaria)

RYVYL (EU) EAD (Bulgaria)

Mangrove Cell 43 PC (District of Columbia)